CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 14 to the Registration Statement No. 33-47949 on Form N-4 (the "Registration Statement") of (1) our report dated February 5, 2001 relating to the financial statements of Separate Account A of The Equitable Life Assurance Society of the United States for the year ended December 31, 2000, and (2) our report dated February 5, 2001 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2000. We also consent to the references to us under the heading "Custodian and Independent Accountants" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
New York, New York
April 19, 2001